Vishay Precision Group Reports Third Quarter 2011 Results
  Net revenues increased 16.3% to $60.0 million, compared to the prior year quarter
  Net earnings were $3.3 million, or $0.24 per diluted share
  Cash generated from operations was $9.4 million for the third quarter
MALVERN, PA, November 1, 2011 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced results for the third fiscal quarter ended October 1, 2011. VPG was spun-off from Vishay Intertechnology, Inc. (NYSE: VSH) as an independent publicly traded company in July 2010.

Net revenues for the third fiscal quarter of 2011 were $60.0 million, representing a 16.3% increase, over the $51.6 million of net revenues for the comparable prior year period. Net earnings for the third fiscal quarter of 2011 were $3.3 million or $0.24 per diluted share, versus net earnings of $2.6 million, or $0.19 per diluted share for the comparable prior year period.

Net revenues for the nine fiscal months ended October 1, 2011 were $181.7 million, representing a 19.0% increase over the $152.7 million of net revenues for the comparable prior year period. Net earnings for the nine fiscal months ended October 1, 2011 were $9.6 million, or $0.69 per diluted share,versus net earnings of $8.4 million, or $0.61 per diluted share for the comparable prior year period (see Note below).

Comparing the results of the third fiscal quarter of 2011 to the second fiscal quarter of 2011, net revenues decreased by 3.4%, from $62.1 million. These comparisons provide a perspective of the reduction in revenues the Company forecasted, which was primarily due to the annual European slowdown. Net earnings increased by $0.3 million from $3.0 million in the second quarter of 2011.

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, "Sales were stronger than expected in September, after the anticipated decline in August, resulting in third quarter revenues near the high end of our guidance for the third quarter. Our Foil Technology Products (FTP) segment revenues decreased from the prior quarter to $28.4 million in the third quarter, coming from declines in the precision instruments and scales manufacturing markets. The FTP gross margin was 43.1% for the third quarter. The Weighing Modules and Control Systems (WMCS) segment revenues decreased from the prior quarter to $31.6 million in the third quarter, coming in part, from declines in process weighing and on-board weighing markets. The gross margin for the segment was 28.3% for the third quarter.”

Discussing VPG’s initiatives, Mr. Shoshani explained, “Our first strategic initiative is to optimize our core businesses. The FTP segment established a manufacturing pilot line last quarter, which uses our latest intellectual property and manufacturing technology. This line is expected to lower costs by automating process steps and improving the manufacturing yield for our next-generation foil strain gage products as we ramp up production over the next 12 months. The WMCS segment is still on track to complete its new offshore manufacturing facility by the end of the year, which is expected to provide a low-cost manufacturing base for our transducer products in 2012.”

He continued, “Our second strategic initiative is creating organic growth opportunities. We continue to develop value-added, specialty products for both our FTP and WMCS segments. This is part of our “design-in win” strategy for our foil resistors, transducer products, and systems, which we expect will drive continued organic growth. We have also introduced our new miniature strain gage products that we believe will increase our total available market. We expect customers to begin qualifying these products in their next-generation designs over the next 12 to 24 months.”

Outlook

Mr. Shoshani concluded, “We are seeing a sustainable business environment for the fourth quarter across all geographic regions. We continue to enjoy significantly better sales than one year ago, an improvement which mainly came from force measurement, process weighing, and scales manufacturing. We believe the anticipated business for the fourth quarter will result in overall revenues in the range of $59 million to $63 million.”

Note: The results of operations and earnings for the nine fiscal months ended October 2, 2010 were derived in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast will take place at 10:00 a.m. (ET) on November 1, 2011. To access the conference call, interested parties may call 877-317-6789 or +1-412-317-6789 and enter conference number: 1000-4832, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1000-4832. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems.VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our July 2010 spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K  for the year ended December 31, 2010 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

SOURCE: Vishay Precision Group, Inc.

Vishay Precision Group, Inc.
Michael Sheaffer
Investor Relations
484-321-5327
Investors@VishayPG.com

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	October 1,	October 2,
	2011	2010
Net revenues	$60,037	$51,608
Costs of products sold	38,845	32,466
Gross profit	21,192	19,142
Gross margin	35.3%	37.1%
Selling, general, and administrative expenses	16,482	14,356
Operating income	4,710	4,786
Operating margin	7.8%	9.3%
Other income (expense):
Interest expense	(70)	(31)
Other	(763)	(427)
Total other income (expense) - net	(833)	(458)
Income before taxes	3,877	4,328
Income tax expense	639	1,698
Net earnings	3,238	2,630

Less: net (loss) earnings attributable to noncontrolling interests	(62)	11
Net earnings attributable to VPG stockholders	$3,300	$2,619

Basic earnings per share attributable to VPG stockholders	$0.25	$0.20

Diluted earnings per share attributable to VPG stockholders	$0.24	$0.19

Weighted average shares outstanding - basic	13,346	13,332

Weighted average shares outstanding - diluted	13,831	13,779

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Nine fiscal months ended
	October 1,	October 2,
	2011	2010
Net revenues	$181,695	$152,697
Costs of products sold	117,403	96,525
Gross profit	64,292	56,172
Gross margin	35.4%	36.8%

Selling, general, and administrative expenses	49,898	41,394
Operating income	14,394	14,778
Operating margin	7.9%	9.7%

Other income (expense):
Interest expense	(227)	(347)
Other	(629)	(387)
Total other income (expense) - net	(856)	(734)

Income before taxes	13,538	14,044

Income tax expense	3,911	5,544

Net earnings	9,627	8,500

Less: net earnings attributable to noncontrolling interests	51	70

Net earnings attributable to VPG stockholders/parent	$9,576	$8,430

Basic earnings per share attributable to VPG stockholders/parent	$0.72	$0.63

Diluted earnings per share attributable to VPG stockholders/parent	$0.69	$0.61

Weighted average shares outstanding - basic	13,342	13,332

Weighted average shares outstanding - diluted	13,820	13,779

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	October 1,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$83,318	$82,245
Accounts receivable, net	37,482	33,988
Inventories, net	49,952	48,337
Deferred income taxes	4,004	4,022
Prepaid expenses and other current assets	10,315	5,540
Total current assets	185,071	174,132

Property and equipment, net	51,441	46,747
Intangible assets, net	12,289	14,500
Other assets	13,251	13,334
Total assets	$262,052	$248,713

Liabilities and equity
Current liabilities:
Notes payable to banks	$1,293	$85
Trade accounts payable	13,966	11,537
Payroll and related expenses	12,659	12,554
Other accrued expenses	9,292	8,680
Income taxes	2,405	4,847
Current portion of long-term debt	188	-
Total current liabilities	39,803	37,703

Long-term debt	11,535	11,692
Deferred income taxes	3,833	4,212
Other liabilities	7,498	7,468
Accrued pension and other postretirement costs	10,887	10,708
Total liabilities	73,556	71,783

Commitments and contingencies

Equity:
Common stock	1,232	1,231
Class B convertible common stock	103	103
Capital in excess of par value	180,748	180,142
Retained earnings	15,470	5,894
Accumulated other comprehensive income (loss)	(9,238)	(10,585)
Total Vishay Precision Group, Inc. stockholders' equity	188,315	176,785
Noncontrolling interests	181	145
Total equity	188,496	176,930
Total liabilities and equity	$262,052	$248,713

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	October 1,	October 2,
	2011	2010
Operating activities
Net earnings	$9,627	$8,500
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	8,425	7,784
Loss (gain) on disposal of property and equipment	20	(8)
Share-based compensation expense	718	172
Inventory write-offs for obsolescence	1,149	1,027
Other	(3,084)	5,128
Changes in operating assets and liabilities	(7,155)	(2,575)
Net cash provided by operating activities	9,700	20,028

Investing activities
Purchase of property and equipment	(10,347)	(5,481)
Proceeds from sale of property and equipment	143	57
Net cash used in investing activities	(10,204)	(5,424)
Financing activities
Principal payments on long-term debt and capital lease obligations	(90)	(189)
Net changes in short-term borrowings	1,326	664
(Distributions to) contributions from noncontrolling interests	(15)	3
Transactions with Vishay Intertechnology	-	3,493
Net cash provided by financing activities	1,221	3,971

Effect of exchange rate changes on cash and cash equivalents	356	(377)

Increase in cash and cash equivalents	1,073	18,198
Cash and cash equivalents at beginning of period	82,245	63,192
Cash and cash equivalents at end of period	$83,318	$81,390